Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of International Seaways, Inc. of our report dated March 31, 2017, except with respect to the opinion on the financial statement schedule, as to which the date is March 12, 2018, relating to the financial statements and financial statement schedule, which appears in International Seaways, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

April 17, 2018